Exhibit 99.1

National & Retail Trades and First Call, Release: March 1, 2007 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS RECORD EARNINGS

FOR FOURTH QUARTER AND FISCAL 2006

•

Fourth Quarter Net Income Increase of 29.3% and EPS of $1.48 per Diluted Share

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Fiscal 2006 Net Income Increase of 31.7% and EPS of $3.31 per Diluted Share

MENOMONEE FALLS, WI … March 1/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported record results for the three and twelve months ended February 3, 2007.

Fourth Quarter Results

Kohl’s Corporation reported a 29.3 percent increase in net income for the quarter ended February 3, 2007.  Net income was $484.6 million, or $1.48 per diluted share, compared with $374.9 million or $1.08 per diluted share a year ago.  Earnings per share increased 37% over the fourth quarter of fiscal 2005.  Net sales increased to $5.4 billion from $4.7 billion a year ago, an increase of 16.7 percent for the quarter.  On a comparable 13-week basis, comparable store sales increased 4.1 percent.

Fiscal 2006 consists of 53 weeks, resulting in a 14 week fiscal fourth quarter.  To provide a better measure of the Company’s business trends, the reported comparable store sales results for the quarter and the year compare the period ended January 27, 2007 to the period ended January 28, 2006.  The impact of the 53rd week on total sales was approximately $200 million.

2006 Fiscal Year Results

For the twelve months ended February 3, 2007, net income increased 31.7 percent to $1.1 billion or $3.31 per diluted share, compared with $842.0 million or $2.43 per diluted share a year ago.  Earnings per share increased 36% in fiscal 2006 versus fiscal 2005.  Net sales increased 16.0 percent to $15.5 billion from $13.4 billion a year ago.  On a comparable 52-week basis, comparable store sales increased 5.9 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “We are very pleased with the top and bottom-line results for the quarter and the year as we delivered consistent sales performance across all regions and all lines of business.  We saw continued gross margin improvements as we benefited from improved inventory flow and allocation and increased penetration from our private and exclusive brands.  We achieved leverage on the expense line for the year while continuing to invest for our future growth.  In 2007, we will continue our focus on merchandise content, marketing, inventory management and the in-store shopping experience to drive in new customers and continue to take market share.”

Montgomery added, “I am very proud of our over 114,000 associates and the role they played in delivering another record year and want to thank them for their hard work, loyalty and dedication to serving our customers.  They are the reason you can continue to ‘expect great things’ from Kohl’s in 2007.”

Expansion Update

During the year, Kohl’s successfully opened 85 stores including entries into the Portland, OR, Seattle, WA and Tampa, FL markets.  The Company ended the year with 817 stores in 45 states, compared with 732 stores in 41 states at the end of 2005.

2007 Earnings Guidance

The Company issued its initial guidance for fiscal 2007.  Based on assumptions of a total sales increase of 9% to 11% and a comparable sales increase of 2% to 4%, the Company would expect earnings per diluted share of $3.68 to $3.84 for the year.

Fourth Quarter Earnings Conference Call

Investors will have the opportunity to listen to the conference call scheduled for 5:00 PM EST on March 1 by dialing (913) 905-3179 (Pass Code: 6593348) ten minutes prior to the start of the call.  A replay of the conference call will be accessible for 30 days, from 8 PM EST March 1 through midnight March 30, 2007, by dialing (719) 457-0820 (Pass Code: 6593348).

In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Investor Relations” / “Calendar of Events”), or through Premiere Global’s web site at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrcrxrddvwwzcd.  To listen to the call, please go to either web site at least 15 minutes early to register, download, and install any necessary audio software.  The web cast will be available for 30 days on both web sites.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:

Vicki Shamion, Vice President – Public Relations, (262) 703-1464

KOHL'S CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)

	February 3, 2007 (14 Weeks)	% to Net Sales	January 28, 2006 (13 Weeks)	% to Net Sales

Net sales	$ 5,430.8		$ 4,651.9
Cost of merchandise sold	3,512.5	64.7%	3,073.3	66.1%

Gross margin	1,918.3	35.3%	1,578.6	33.9%

Operating expenses:
Selling, general and administrative	1,024.4	18.9%	864.3	18.6%
Depreciation and amortization	104.0	1.9%	91.2	1.9%
Preopening expenses	2.1	0.0%	1.5	0.0%

Operating income	787.8	14.5%	621.6	13.4%

Interest expense, net	10.0	0.2%	18.8	0.4%

Income before income taxes	777.8	14.3%	602.8	13.0%
Provision for income taxes	293.2	5.4%	227.9	4.9%

Net income	$ 484.6	8.9%	$ 374.9	8.1%

Basic net income per share	$ 1.49		$ 1.09
Avg. number of shares	324.5		344.7

Diluted net income per share	$ 1.48		$ 1.08
Avg. number of shares	327.8		346.6

KOHL'S CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)

	February 3, 2007 (53 Weeks)	% to Net Sales	January 28, 2006 (52 Weeks)	% to Net Sales

Net sales	$ 15,544.2		$13,402.2
Cost of merchandise sold	9,890.5	63.6%	8,639.3	64.5%

Gross margin	5,653.7	36.4%	4,762.9	35.5%

Operating expenses:
Selling, general and administrative	3,401.4	21.9%	2,963.5	22.1%
Depreciation and amortization	387.7	2.5%	338.9	2.5%
Preopening expenses	49.8	0.3%	44.3	0.3%

Operating income	1,814.8	11.7%	1,416.2	10.6%

Interest expense, net	40.4	0.3%	70.4	0.6%

Income before income taxes	1,774.4	11.4%	1,345.8	10.0%
Provision for income taxes	665.7	4.3%	503.8	3.7%

Net income	$ 1,108.7	7.1%	$ 842.0	6.3%

Basic net income per share	$ 3.34		$ 2.45
Avg. number of shares	332.3		344.2

Diluted net income per share	$ 3.31		$ 2.43
Avg. number of shares	334.8		346.8

Kohl's Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
Subject to Reclassification

	February 3, 2007 (53 Weeks)	January 28, 2006 (52 Weeks)
Operating activities
Net income	$ 1,108,681	$ 841,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	388,299	339,608
Amortization of debt discount	216	218
Deferred income taxes	9,216	18,793
Share-based compensation	44,699	43,941
Excess tax benefits from share-based compensation	(25,707)	(14,458)
Changes in operating assets and liabilities:
Accounts receivable, net	1,652,065	(262,433)
Merchandise inventories	(350,531)	(290,591)
Other current and long-term assets	(63,781)	(20,095)
Accounts payable	104,405	125,316
Accrued and other long-term liabilities	139,754	95,203
Income taxes	92,062	4,184

Net cash provided by operating activities	3,099,378	881,646
Investing activities
Acquisition of property and equipment and favorable lease rights	(1,142,247)	(828,095)
Purchases of short-term investments	(13,509,169)	(2,978,529)
Sales of short-term investments	13,238,936	2,907,219
Other	(6,856)	(4,333)
Net cash used in investing activities	(1,419,336)	(903,738)
Financing activities
Excess tax benefits from share-based compensation	25,707	14,458
Repayments of long-term debt and capital leases, net	(109,596)	(5,102)
Treasury stock purchases	(1,628,416)	0
Net proceeds from issuances of common shares	94,594	22,858

Net cash (used in) provided by financing activities	(1,617,711)	32,214
Net increase in cash and cash equivalents	62,331	10,122
Cash and cash equivalents at beginning of period	126,839	116,717

Cash and cash equivalents at end of period	$ 189,170	$ 126,839

Kohl's Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
Subject to Reclassification

	February 3, 2007	January 28, 2006

Assets
Current assets:
Cash and cash equivalents	$ 189,170	$ 126,839
Short-term investments	431,230	160,077
Accounts receivable trade, net	0	1,652,065
Merchandise inventories	2,588,099	2,237,568
Deferred income taxes	40,190	23,677
Other current assets	152,351	66,327
Total current assets	3,401,040	4,266,553

Property and equipment, net	5,352,974	4,616,303
Favorable lease rights, net	219,286	212,380
Goodwill	9,338	9,338
Other assets	58,539	48,920
Total assets	$ 9,041,177	$ 9,153,494

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 934,376	$ 829,971
Accrued liabilities	732,178	642,091
Income taxes payable	233,263	166,908
Current portion of long-term debt and capital leases	18,841	107,941
Total current liabilities	1,918,658	1,746,911

Long-term debt and capital leases	1,040,057	1,046,104
Deferred income taxes	243,530	217,801
Other long-term liabilities	235,537	185,340
Shareholders’ equity	5,603,395	5,957,338
Total liabilities and shareholders’ equity	$ 9,041,177	$ 9,153,494